                                  EXHIBIT 4.1


THIS ASSOCIATE AGREEMENT made as of the 7th day of April, 1998.


BETWEEN:

                           ExpediaCom Global Inc. a Company duly incorporated under the laws of the State of Nevada, with its head office in the City of Las Vegas in the State of Nevada, and its Canadian Division Subsidiary Office at Unionville, in the Province of Ontario

                           ("ExpediaCom")

                           OF THE FIRST PART

AND:

                           JanSus Telecom Services Inc. a Company duly incorporated under the laws of the Dominion of Canada, with its head office in the City of Ottawa in the Province of Ontario

                           ("JanSus")

                           OF THE SECOND PART


         WHEREAS ExpediaCom is engaged in the business of providing consulting services, including the management of business relationships;

         AND WHEREAS JanSus professes an expertise in providing consulting services in the area of telecommunications strategic market planning, product planning, product management and various telecommunications processes including marketing, technology and operations processes and the implementation of these processes;

THIS AGREEMENT WITNESSES that JanSus hereby agrees to Associate with ExpediaCom for the purpose of providing professional services which, upon completion, shall become the property of ExpediaCom upon the following terms and conditions:


1.       PROFESSIONAL SERVICES

         (a) The professional services to which this Agreement applies, shall be in accordance with Schedule "A" attached hereto and forming part of this Agreement.

         (b) In the event that ExpediaCom desires to change the scope of work as is set out in Schedule "A" attached then in such event the following shall occur:

                  (i) Both parties shall agree in writing to any amendment to either a segment of Schedule "A" or the insertion of a new segment;

                  (ii) Remuneration levels will be reviewed and revised in accordance with the revised scope of work proposed.


2.       PERSONAL COVENANT AND DELEGATION

         Notwithstanding anything else contained herein, it is in agreement between the parties that Susanna Letwin shall provide the principal services on behalf of JanSus as set forth in Schedule "A". Notwithstanding the same, JanSus shall be at liberty to provide additional personnel whether by way of employee or subcontractor to work on the said project on the understanding that the compensation set forth above shall be billable only by Susanna Letwin on behalf of JanSus, unless agreed to in writing by ExpediaCom.


3.       STATUS OF CONTRACTOR

         It is expressly acknowledged by the parties hereto that JanSus is an "Independent Contractor" with respect to ExpediaCom and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship, a joint venture relationship, or a partnership relationship, or to allow ExpediaCom to exercise control or direction over the manner or method by which JanSus performs the services which are the subject matter of this Agreement, provided always that the services to be provided hereunder by JanSus shall be provided in a manner consistent with the standards governing such services and provisions of this Agreement. ExpediaCom understands and agrees that:

         (a) JanSus' personnel will not be treated as employees of ExpediaCom for tax purposes;

         (b) ExpediaCom will not withhold on behalf of JanSus or JanSus' employees pursuant to this Agreement any sums for income tax, U.I.C., C.P.P. or any other withholdings and benefits, such sums, if any, are the sole responsibility of JanSus, and;

         (c) JanSus will indemnify and hold harmless ExpediaCom from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any, excepting any fines and levies occasioned by ExpediaCom's failure to timely notify JanSus thereof. This Agreement strictly prohibits JanSus from incurring liability, in any form, on behalf of ExpediaCom in the undertaking of the activities, and as per the conditions, of this Agreement.


4.       EXPEDIACOM OBLIGATIONS

         ExpediaCom shall ensure at all times that JanSus has access to such information, employees of ExpediaCom, customers of ExpediaCom or any other personnel involved in the project as set out in Schedule "A" as may be required by JanSus to perform the services set out in the said Schedule.


5.       DURATION OF THIS AGREEMENT

         This Agreement shall be for a period of One year (1) year, commencing retroactively on the 1st day of January, 1998 and ending December 31st, 1998, based on an estimated engagement of Three (3) days per week.


6.       COMPENSATION

         (a) ExpediaCom shall pay to JanSus a per diem of SIX HUNDRED ($600.00) DOLLARS CDN billable in half day increments. The per diem is deemed to be Eight (8) hours.

         (b) Payment shall be remitted to JanSus net Thirty (30) days of the invoice date as submitted by JanSus.

         (c) The parties agree that the first invoice to be rendered by JanSus shall include Two and one-half (2.5) days of work provided to ExpediaCom by JanSus prior to the commencement date of this Agreement.

         (d) JanSus reserves the right to withhold its services in the event of default of payment of any invoice when due by ExpediaCom. Such withholding of services shall not constitute a breach of this Agreement.

         (e) Interest on overdue accounts will be at the rate of One (1%) percent per month on the outstanding balance.


7.       BONUS INCENTIVE

         (a) Based on JanSus completing the projects earlier than the stated due dates in Fifty (50%) percent or more of the projects set out in Schedule "A" attached, ExpediaCom will pay JanSus a bonus equivalent to Fifteen (15%) percent of the amount paid in consulting fees to JanSus during the contract period as defined in Section 1: Duration of This Agreement, above.


         (b) JanSus shall include the calculation of any bonus incentive due with the last invoice for that segment which shall be due and payable Thirty (30) days from the date of invoice.


8.       DISBURSEMENTS

         ExpediaCom agrees to reimburse JanSus the Associate for out of pocket disbursements for travel, hotel accommodations, meals, administrative and other project costs on condition that any single expense which exceeds Five Hundred ($500.00) Dollars is approved in writing and in advance by ExpediaCom. ExpediaCom shall not be responsible for any single disbursement in excess of Five Hundred ($500.00) Dollars to which it has not given written approval in advance.


9.       AMENDMENT OF THIS AGREEMENT

         Any changes to this Agreement must be in writing and signed by both parties in order to be effective. The party wishing to amend this Agreement shall serve notice on the other party in accordance with the notice provision set out below.


10.      EARLY TERMINATION OF THIS AGREEMENT

         Either party to this Agreement may terminate this Agreement, on Thirty
         (30) days written notice to the other in accordance with the notice provision set out below.

         In the event that ExpediaCom elects to terminate this Agreement it shall pay to JanSus the equivalent of Twenty (20) days per diem in lieu of notice.

         In the event that JanSus elects to terminate this Agreement then JanSus shall be limited to a maximum of Twenty (20) billable days during the said Thirty (30) day notice period. ExpediaCom may elect to accept such notice of termination prior to the expiration of the said Thirty (30) day period, in which case JanSus shall be entitled to bill and be paid only to the date of such notice by ExpediaCom of such acceptance.


11.      EFFECTS OF TERMINATION

                  Upon termination of this Agreement, as herein above provided, neither party shall have any further obligation hereunder except for:

                  (a) obligations accruing prior to the date of termination; or

                  (b) obligations, promises, or covenants contained herein which are expressly made to extend beyond the term of this Agreement, including, without limitation, confidentiality of information, and indemnities.


12.      NOTICE

         Any notice of a proposed amendment or notice of termination, early or otherwise, as set out in the appropriate sections herein, shall require Thirty (30) days written notice prior to the date on which the amendment or termination is to take effect and shall be required in written form, and delivered to the business address of the parties to this Agreement set forth below:

         ExpediaCom Global Inc.
         5300 West Sahara
         Suite 101
         Las Vegas, Nevada
         U.S.A.  89102

         ExpediaCom Inc.
         A Division of ExpediaCom Global Inc.
         4261 - A14, Highway 7
         Suite 160
         Unionville, Ontario
         L3R 9W6

         JanSus
         7 Forsyth Lane
         Nepean, Ontario
         Canada
         K2H 9H1

         Any notice which is required to be served under this Agreement shall be served by registered mail at the address as set forth above and the party upon whom the notice is being served shall have been deemed to have received the notice on the fifth day following the day on which this notice was mailed.


13.      CONFIDENTIALITY

         (a) Any information discussed at Business Development Meetings or any other information obtained by JanSus as a result of this Agreement shall, at all times, be considered confidential. In the course of performing professional services for ExpediaCom and during any Business Development Meetings, JanSus will or have become aware or have access to financial, business, marketing and other information, data, reports, tenders, opinions and other materials and documents, tangible or intangible, oral or written, which is the proprietary information of ExpediaCom's clients (Confidential Information).

         (b) JanSus agrees to keep in strictest confidence all Confidential Information (as defined above) which JanSus may acquire in connection with or as a result of performance of this Agreement and agrees not to publish, communicate, divulge or disclose to any unauthorized third party or parties any information, without the prior written consent of ExpediaCom, during the term of this Agreement or at any time subsequent to it.

         (c) JanSus agrees not to use any of the foregoing Confidential Information except for the furtherance of its obligations under this Agreement.


14.      ASSIGNMENT

         No assignment of this Agreement or the rights and obligations hereunder shall be valid without the specific written consent of both parties hereto.


15.      WAIVER OF BREACH

         The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

16.      GENDER AND NUMBER

         Whenever the context hereof requires, the gender of all words shall include the masculine, feminine and neuter and the number of all words shall include the singular and the plural.


17.      SEVERABILITY

         In the event any provision of this Agreement is held to be unenforceable for any reason, the non enforceability thereof shall not affect the remainder of this Agreement, which shall remain in full force and effect and enforceable in accordance with its terms.


18.      ARTICLES AND OTHER HEADINGS

         The articles and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


19.      ENTIRE AGREEMENT

         This Agreement supersedes all previous contracts and constitutes the entire agreement between the parties. No oral statements or prior written material not specifically incorporated herein shall be of any force and effect and no changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment as provided herein, such amendment(s) to become effective on the date stipulated in such amendments. ExpediaCom specifically acknowledges that in entering into and executing this Agreement, JanSus is relying solely upon the representations and agreements contained in this Agreement and no others.


20.      INTERPRETATION

         It is mutually agreed between the parties that this Agreement shall be interpreted in accordance with the laws of the Province of Ontario and that the jurisdiction for any action commenced by either party as against the other shall be the appropriate Court at the City of Ottawa in the Province of Ontario.

IN WITNESS WHEREOF the parties hereunto affixed their hands and seals, and the Corporation has hereunto affixed its corporate seal under the hands of its duly authorized officers in that behalf.

DATED at Ottawa, this 7th day of April, 1998.

SIGNED, SEALED AND DELIVERED  )
         in the presence of:  )  ExpediaCom Global Inc.
                              )  Per:
                              )
                              )  _____________________


                              ) JanSus Telecom Services Inc.
                              ) Per:
                              )
                              ) ______________________
                              )